Exhibit 99.1

LifeCare Holdings, Inc.

News Release

For immediate release	Contact: Phil Douglas
April 15, 2008	(469) 241-5137

LifeCare Holdings, Inc. Names McAlister Chairman and CEO

New president and chief financial officer also appointed

Plano, TX – Wayne McAlister has been named chairman and chief executive officer of LifeCare Holdings, Inc., a 20-facility long term acute care hospital system based in Plano, Texas. Chief Financial Officer Phillip B. Douglas has been promoted to president of the company, and Chris A. Walker, formerly chief accounting officer, will now serve as CFO.

McAlister is a seasoned hospital operations executive with more than 38 years experience. He joined LifeCare earlier this year as president and CEO. McAlister was previously senior vice president and division president for Triad Hospitals, Inc., overseeing development, management and financial operations for a large group of hospitals. He has also held senior management positions with Paracelsus Healthcare Corporation, Tenet Healthcare Corporation and Charter Medical Corporation. McAlister currently serves on the board of directors for the Acute Long Term Hospital Association; he is a former member of the board of governors of the Federation of American Hospitals and a former member of the board of trustees of the National Association of Private Psychiatric Hospitals.

A healthcare executive and entrepreneur with 28 years experience, Phil Douglas has served as LifeCare chief financial officer since January 2006. Prior to joining LifeCare, he held senior management positions with several healthcare and IT solutions companies, including UnitedHealth Group and Humana Inc. Douglas founded health information technology company Management and Technology Solutions, Inc., which was acquired by the TriZetto Group. He also co-founded HealthSpring, a physician practice management company that was acquired by the MetraHealth Companies, which was ultimately acquired by UnitedHealth Group; Douglas served as senior vice president of finance for the combined companies from 1995 to 1996. Douglas currently serves on the board of directors for the Acute Long Term Hospital Association.

Prior to his appointment as CFO, Chris Walker has served as LifeCare chief accounting officer and treasurer since 1997. Prior to joining LifeCare, he worked as a Certified Public Accountant with KPMG LLP from 1991 until 1997.

LifeCare is based in Plano, Texas and operates 20 long term acute care hospitals located in nine states. Long term acute care hospitals specialize in the treatment of medically complex patients who typically require extended hospitalization. For more on LifeCare, visit our website at www.lifecare-hospitals.com.

Note to editors: please contact Rosemary Plorin at rosemary@lovell.com for photos.

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